ADDENDUM TO EMPLOYMENT AGREEMENT

This ADDENDUM TO THE EMPLOYMENT AGREEMENT (“Addendum”) is effective as of the 31st day of May, 2009 by and among DUCKWALL-ALCO STORES, INC. (the “Company”) and JANE F. GILMARTIN (“Employee”).

WHEREAS, the Company and Employee are parties to that certain Employment Agreement dated July 24, 2008, as amended December 31, 2008 (the “Agreement”);

WHEREAS, the Company and Employee desire to modify the terms of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.         Except as amended in this Addendum, all provisions of the Agreement will continue and remain in full force and effect. The provisions of this Addendum will prevail if there is a conflict between any provision of the Agreement and any provision of this Addendum. Capitalized terms used but not defined in this Addendum have the meanings ascribed to them in the Agreement.

2.	Section 5 of the Agreement shall be amended to add the following:
(f)	Termination for Change of Control.

(1)       Change of Control shall mean a change of control of a nature as set forth in the Duckwall-Alco Stores, Inc. Incentive Stock Option Plan of 2003, as may be amended (“ISO Plan”).

3.         A new provision, entitled “Termination for Change of Control” shall be added to the Agreement at Section 6(e) to read in its entirety:

(e)	Termination for Change of Control.

(1)       In the event that the Company terminates the Employee because of a Change of Control of the Company, or the Employee terminates his or her employment because of a Change of Control, the Company shall pay to the Employee the following:

(A)      all Earned Obligations in a lump sum within thirty (30) days after the date of Termination of Employment;

(B)      any benefits earned by the Employee as of the date of Termination of Employment under all qualified and nonqualified retirement, pension, profit sharing and similar plans of the Company to such extent, in such manner and at such time as are provided under the terms of such plans and arrangements;

(C)      the Company shall pay to the Employee, subject to applicable withholding, one additional year of Base Salary paid in accordance with the Company's regular payroll practices; and

(D)      the Company shall continue all benefits coverage of the Employee and his dependents provided under the Company's benefit plans or policies (or under other benefit plans or policies that provide substantially equivalent coverage) for a period of ninety (90) days following Termination of Employment.

(2)       Any and all severance payments paid to the Employee arising out of the Termination of Employment due to a Change of Control shall not be paid until the seventh (7th) month following the Termination of Employment pursuant to I.R.C. § 409A.

(3)       If the Employee obtains other employment that would cause Employee to violate Section 8 were it then in effect during the period the Company remains obligated to compensate Employee as set forth in this Section 6, the Employee shall promptly notify the Company thereof and of the aggregate gross compensation payable to Employee in respect of such other employment, and the Company shall have the right to deduct, dollar for dollar, from the amount payable by the Company to Employee the gross aggregate amount of compensation Employee receives from such other employment.

IN WITNESS WHEREOF, the parties have caused this Addendum to be signed by their duly authorized representatives as of the date first written above.

DUCKWALL ALCO STORES, INC. By: /s/ Lawrence J. Zigerelli Name: Lawrence J. Zigerelli Title: President/CEO	EMPLOYEE JANE F. GILMARTIN /s/ Jane F. Gilmartin Name: Jane F. Gilmartin